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                                                                     Exhibit 3.5

                           CERTIFICATE OF AMENDMENT
                                      OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                       MACE SECURITY INTERNATIONAL, INC.

         MACE SECURITY INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation") DOES HEREBY CERTIFY THAT:

         FIRST:            The name of the Corporation is "Mace Security
                           International, Inc."

         SECOND: The Amended and Restated Certificate of Incorporation was filed by the Secretary of State on December 28, 1999.

         THIRD: The Amended and Restated Certificate of Incorporation is hereby amended to provide for a decrease in the number of authorized shares of Common Stock, par value $.01 per share, from 200,000,000 to 100,000,000, and for a decrease in the number of authorized shares of Preferred Stock, par value $.01 per share, from 50,000,000 to 10,000,000.

         FOURTH: To accomplish the foregoing amendment, the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

                           The total number of shares of capital stock which the corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

         FIFTH: The foregoing amendment was adopted by the directors and shareholders of the Corporation at duly called meetings of the board and shareholders, respectively, in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation this 12th day of December, 2000.

                                       Mace Security International, Inc.


                                       /s/ Robert M. Kramer
                                       -----------------------------------------
                                       Robert M. Kramer
                                       Executive Vice President